FORM 15
      [As adopted in Release No. 34-20784, March 22, 1984, 49 F.R. 12688.]

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
          Sections 13 and 15(d) of the Securities Exchange Act of 1934

                         Commission File Number        000-23499
                                                       ---------


                      Delaware First Financial Corporation
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


         400 Delaware Avenue, Wilmington, Delaware 19801 (302) 421-9090
  ---------------------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive officers)


                                  Common Stock
            --------------------------------------------------------
            (Title of each class of securities covered by this Form)


                                      None
            --------------------------------------------------------
         Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)  [X]           Rule 12h-3(b)(1)(ii) [ ]
          Rule 12g-4(a)(1)(ii) [ ]           Rule 12h-3(b)(2)(i) [ ]
          Rule 12g-4(a)(2)(i)  [ ]           Rule 12h-3(b)(2)(ii) [ ]
          Rule 12g-4(a)(2)(ii) [ ]           Rule 15d-6 [ ]
          Rule 12h-3(b)(1)(i)  [ ]

     Delaware First Financial Corporation was merged out of existence on July 30, 1999.

     Approximate number of holders of record as of the certification or notice date: 220

     Pursuant to the requirements of the Securities Exchange Act of 1934 Delaware First Financial Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:    August 3, 1999               BY:    /s/ Herbert D. Haughton
                                                 Herbert D. Haughton, Counsel to
                                                 Crown Bank, FSB, successor to
                                                 Delaware First Bank, successor
                                                 to Delaware First Financial
                                                 Corporation